Filed Pursuant to Rule 424(b)(3)
Registration No. 333-180356

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 5 DATED JULY 2, 2015
TO THE PROSPECTUS DATED APRIL 2, 2015

This document supplements, and should be read in conjunction with, our prospectus dated April 2, 2015, as supplemented by Supplement No. 1 dated April 2, 2015, Supplement No. 2 dated May 4, 2015, Supplement No. 3 dated May 19, 2015 and Supplement No. 4 dated June 3, 2015. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•	our daily net asset value per share for our Class A shares and Class B shares for the month of June 2015;

•	the distribution declared by our board of directors for our Class A shares and Class B shares for the third quarter of 2015; and

•	an update to the "Management" section of our prospectus.

Historical NAV per Share
The following table sets forth the net asset value, or NAV, per share for the Class A and Class B shares of our common stock on each business day for the month of June 2015:

Date	NAV per Class A Share	NAV per Class B Share
June 1, 2015	$12.74	$12.82
June 2, 2015	$12.72	$12.81
June 3, 2015	$12.70	$12.78
June 4, 2015	$12.70	$12.78
June 5, 2015	$12.68	$12.76
June 8, 2015	$12.67	$12.75
June 9, 2015	$12.66	$12.74
June 10, 2015	$12.67	$12.75
June 11, 2015	$12.68	$12.76
June 12, 2015	$12.68	$12.76
June 15, 2015	$12.67	$12.75
June 16, 2015	$12.68	$12.77
June 17, 2015	$12.70	$12.78
June 18, 2015	$12.72	$12.80
June 19, 2015	$12.70	$12.79
June 22, 2015	$12.68	$12.77
June 23, 2015	$12.67	$12.75
June 24, 2015	$12.66	$12.74
June 25, 2015	$12.64	$12.73
June 26, 2015	$12.65	$12.73
June 29, 2015	$12.62	$12.70
June 30, 2015	$12.63	$12.71
Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.

Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined. Our NAV per share, which is updated at the end of each business day, along with our prospectus, as supplemented, are available on our website.
Distribution Declaration
Our board of directors authorized and declared daily cash distributions of $0.00173533 per share for the period commencing on July 1, 2015 and ending on September 30, 2015 for each outstanding share of Class A and Class B common stock (before adjustment for any class-specific expenses). The distributions will be distributed and paid monthly in arrears.
Update to the Management Section of our Prospectus
The following disclosure supersedes as necessary and supplements as appropriate the disclosure found in the "Management" section of our prospectus, which begins on page 80.
Aimee E. Samford, our Vice President, Treasurer and Secretary, resigned from each of these positions effective June 30, 2015. Ms. Samford also resigned from her position as Director, Chief Operating Officer, Real Estate, Americas, Deutsche AWM with our advisor and sponsor effective June 30, 2015.
With respect to our advisor and sponsor, Ms. Samford's duties will be assumed by Vikram Mehra, whose biography is included below.
Vikram Mehra has served as Director, Chief Operating Officer, Real Estate, Americas, for Deutsche AWM’s real estate business within Alternatives and Real Assets since July 2015. From 2011 to 2015, Mr. Mehra was Head of Strategic, Planning and Analysis for Deutsche AWM’s Alternatives and Real Assets business where he was responsible for leading the development of the annual strategic plan, overseeing all senior management reporting, as well as providing key support related to strategic decision making. Mr. Mehra joined Deutsche AWM in 2005 in the Strategic, Planning and Analysis group. Previously, Mr. Mehra was Controller for Finance Operations at JP Morgan Chase from 2002 to 2005, and he was Manager for Global Futures Trading at REFCO India Private Limited from 1997 to 2000. Mr. Mehra holds a Masters of Business Administration in Finance from the University of Mumbai and received his Masters of Science in Finance from the Carroll School of Management, Boston College. Additionally, Mr. Mehra holds the Chartered Financial Analyst certification.